Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
203 622 6080
unitedrentals.com

United Rentals Announces Fourth Quarter and Full Year 2015 Results
and Provides 2016 Outlook

STAMFORD, Conn. – January 27, 2016 – United Rentals, Inc. (NYSE: URI) today announced financial results for the fourth quarter and full year 2015.

For the fourth quarter of 2015, total revenue was $1.523 billion and rental revenue was $1.278 billion, compared with $1.564 billion and $1.320 billion, respectively, for the same period the prior year. On a GAAP basis, the company reported fourth quarter net income of $169 million, or $1.81 per diluted share, compared with $194 million, or $1.88 per diluted share, for the same period the prior year.

Adjusted EPS1 for the quarter was $2.19 per diluted share, which was flat with the same period the prior year. Adjusted EBITDA1 was $744 million and adjusted EBITDA margin was 48.9% for the quarter, compared with $775 million and 49.6%, respectively, for the same period the prior year.

For the full year 2015, total revenue was $5.817 billion and rental revenue was $4.949 billion, compared with $5.685 billion and $4.819 billion, respectively, for 2014. On a GAAP basis, full year net income was $585 million, or $6.07 per diluted share, compared with $540 million, or $5.15 per diluted share, for 2014.

Adjusted EPS for the full year was $8.02 per diluted share, compared with $6.91 per diluted share for 2014. Adjusted EBITDA was $2.832 billion and adjusted EBITDA margin was 48.7% for the full year, compared with $2.718 billion and 47.8%, respectively, for 2014.

Full year 2015 total and rental revenue, GAAP net income and diluted earnings per share, adjusted EPS, and adjusted EBITDA and adjusted EBITDA margin were all company records.

2015 Highlights

•
For the fourth quarter of 2015, rental revenue (which includes owned equipment rental revenue, re-rent revenue and ancillary items) decreased 3.2%[2] year-over-year. Within rental revenue, owned equipment rental revenue decreased 3.7%, reflecting an increase of 0.2% in the volume of equipment on rent and a 1.8% decrease in rental rates.

•
For the full year 2015, total revenue increased 2.3% year-over-year, and rental revenue increased 2.7%[2,3]. Within rental revenue, owned equipment rental revenue increased 2.7%, reflecting increases of 3.2% in the volume of equipment on rent and 0.5% in rental rates.

_______________

1.
Adjusted EPS (earnings per share) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP measures that exclude the impact of the special items noted in the tables below. See the tables below for amounts.

2.
The year-over-year rental revenue decrease/increase includes the adverse impact of currency. Excluding this impact, year-over-year, rental revenue would have decreased 1.5% for the fourth quarter of 2015 and increased 4.3% for the full year 2015.

3.
On April 1, 2014, the company acquired certain assets of the following four entities: National Pump & Compressor, Ltd., Canadian Pump and Compressor Ltd., GulfCo Industrial Equipment, LP and LD Services, LLC (collectively “National Pump”). National Pump is included in the company's results subsequent to the acquisition date. Excluding the impact of the National Pump acquisition, rental revenue for full year 2015 increased 2.2% year-over-year.

•
For the fourth quarter and full year 2015, the company’s Trench Safety and Power & HVAC businesses' rental revenue increased by a combined 12% and 21%, respectively, year-over-year, primarily on a same store basis.

•	Return on invested capital was 8.8% for full year 2015, which was flat year-over-year.

•	Flow-through, which represents the year-over-year change in adjusted EBITDA divided by the year-over-year change in total revenue, was 75.6% for the fourth quarter of 2015 and 86.4% for the full year.

•	Time utilization decreased 240 basis points year-over-year to 68.2% for the fourth quarter of 2015. Full year time utilization decreased 150 basis points to 67.3%.

•
For the fourth quarter of 2015, the company generated $157 million of proceeds from used equipment sales at a gross margin of 46.5%, compared with $156 million of proceeds at a gross margin of 48.7% the prior year. For the full year 2015, the company generated $538 million of proceeds from used equipment sales at a gross margin of 47.6%, compared with $544 million of proceeds at a gross margin of 48.5% for the prior year.[4]

CEO Comments

Michael Kneeland, chief executive officer of United Rentals, said, "While 2015 proved to be challenging in many ways, it also showcased the resilience and flexibility of our business. Our full year adjusted EBITDA dollars and margin were both records for our company, as was our strong free cash flow after capex. This was a solid performance in light of the decline in upstream oil and gas and its knock-on effects, particularly in Canada."

Kneeland continued, "Although we agree with industry forecasters that there is further growth ahead, there is still market uncertainty. For 2016, our stance is to be cautious on capex and proactive about pursuing profitable growth opportunities in areas such as our specialty rental services. In the first quarter, we plan to spend less than half of the capex we spent in the first quarter last year, and we’ll adjust our full year spend up or down based on the level of demand we experience. We expect to use our nearly billion dollars of free cash flow this year to buy back shares and pay down debt."

2016 Outlook

The company provided the following outlook for the full year 2016:

	2016 Outlook	2015 Actual
Total revenue	$5.65 billion to $5.95 billion	$5.817 billion
Adjusted EBITDA	$2.7 billion to $2.9 billion	$2.832 billion
Year-over-year (decrease) increase in rental rates	(1%) to (2%)	0.5%
Time utilization	Approximately 68%	67.3%
Net rental capital expenditures after gross purchases	Approximately $700 million, after gross purchases of approximately $1.2 billion	$996 million net, $1.534 billion gross
Free cash flow[5]	$900 million to $1.0 billion	$919 million

_______________

4.	Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC fleet that was sold.

5.	Free cash flow is a non-GAAP measure as defined in the table below.

Free Cash Flow and Fleet Size

For the full year 2015, free cash flow was $919 million after total rental and non-rental capital expenditures of $1.636 billion.

The size of the rental fleet was $8.73 billion of original equipment cost at December 31, 2015, compared with $8.44 billion at December 31, 2014. The age of the rental fleet was 43.1 months on an OEC-weighted basis at December 31, 2015, compared with 43.0 months at December 31, 2014.

Share Repurchase Programs

In 2015, the company repurchased $648 million of common stock to complete the $750 million share repurchase program that was announced in December 2014.

In July 2015, the company's board of directors authorized a new $1 billion share repurchase program, which the company intends to complete within 18 months of its initiation in November 2015. The company repurchased $110 million of common stock by year-end 2015 under this share repurchase program.

Return on Invested Capital (ROIC)

Return on invested capital was 8.8% for the year ended December 31, 2015, which was flat year-over-year. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity (deficit), debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.

During the three months ended December 31, 2015, the company adopted an accounting standard that requires debt issuance costs to be presented as a direct deduction from the carrying amount of the associated debt liability. This change in accounting results in a reduction in debt which in turn reduces invested capital and slightly increases ROIC. For the ROIC calculation, the company adjusted its previously reported ROIC to reflect the current debt presentation. This accounting change didn't result in significant changes to either ROIC (for the year ended December 31, 2014, the ROIC calculated using the new debt definition of 8.8% didn't change from the previously reported ROIC) or the year-over-year change in ROIC (ROIC for the year ended December 31, 2015, was flat year-over-year under both the old and new debt definitions). When adjusting the denominator of the ROIC calculation to also exclude average goodwill, ROIC was 11.9% for the year ended December 31, 2015, a decrease of 10 basis points from the year ended December 31, 2014. ROIC excluding average goodwill for the year ended December 31, 2014 was 12.0% calculated using the new debt definition as compared to 11.9% as previously reported.

Conference Call

United Rentals will hold a conference call tomorrow, Thursday, January 28, 2016, at 12:00 p.m. Eastern Time. The conference call number is 866-814-8399 (international: 703-639-1366). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 703-925-2533, passcode is 1668111.

Non-GAAP Measures

Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment, and excess tax benefits from share-based payment arrangements. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired RSC fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on interest expense related to the fair value adjustment of acquired RSC indebtedness, the impact on depreciation related to acquired RSC fleet and property and equipment, the impact of the fair value mark-up of acquired RSC fleet, merger related intangible asset amortization and the loss on repurchase/redemption of debt securities and amendment of ABL facility. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow and adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 897 rental locations in 49 states and 10 Canadian provinces. The company’s approximately 12,700 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,300 classes of equipment for rent with a total original cost of $8.73 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the challenges associated with past or future acquisitions, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (2) a slowdown in North American construction and industrial activities, which occurred during the economic downturn and significantly affected our revenues and profitability, could reduce demand for equipment and prices that we can charge; (3) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) the inability to refinance our indebtedness at terms that are favorable to us, or at all; (5) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (6) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (7) restrictive covenants and amount of borrowings permitted under our debt agreements, which could limit our financial and operational flexibility; (8) an overcapacity of fleet in the equipment rental industry; (9) a decrease in levels of infrastructure spending, including lower than expected government funding for construction projects; (10) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (11) our rates and time utilization being less than anticipated; (12) our inability to manage credit risk adequately or to collect on contracts with customers; (13) our inability to access the capital that our business or growth plans may require; (14) the incurrence of impairment charges; (15) trends in oil and natural gas could adversely affect demand for our services and products; (16) our dependence on distributions from subsidiaries as a result of our holding company structure and the fact that such distributions could be limited by contractual or legal restrictions; (17) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (18) the incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (19) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (20) the effect that certain provisions in our charter and certain debt agreements and our significant indebtedness may have of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) management turnover and inability to attract and retain key personnel; (22) our costs being more than anticipated and/or the inability to realize expected savings in the amounts or time frames planned; (23) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (24) our inability to sell our new or used fleet in the amounts, or at the prices, we expect; (25) competition from existing and new competitors; (26) security breaches, cybersecurity attacks and other significant disruptions in our information technology systems; (27) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk; (28) labor difficulties and labor-based legislation affecting our labor relations and operations generally; and (29) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2015, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Equipment rentals	$1,278	$1,320	$4,949	$4,819
Sales of rental equipment	157	156	538	544
Sales of new equipment	47	44	157	149
Contractor supplies sales	19	21	79	85
Service and other revenues	22	23	94	88
Total revenues	1,523	1,564	5,817	5,685
Cost of revenues:
Cost of equipment rentals, excluding depreciation	467	470	1,826	1,806
Depreciation of rental equipment	252	239	976	921
Cost of rental equipment sales	94	88	311	315
Cost of new equipment sales	40	36	131	120
Cost of contractor supplies sales	13	15	55	59
Cost of service and other revenues	9	9	38	32
Total cost of revenues	875	857	3,337	3,253
Gross profit	648	707	2,480	2,432
Selling, general and administrative expenses	180	209	714	758
Merger related costs	—	(2)	(26)	11
Restructuring charge	5	1	6	(1)
Non-rental depreciation and amortization	66	73	268	273
Operating income	397	426	1,518	1,391
Interest expense, net	107	119	567	555
Other income, net	(2)	(4)	(12)	(14)
Income before provision for income taxes	292	311	963	850
Provision for income taxes	123	117	378	310
Net income	$169	$194	$585	$540
Diluted earnings per share	$1.81	$1.88	$6.07	$5.15

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	December 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$179	$158
Accounts receivable, net	930	940
Inventory	69	78
Prepaid expenses and other assets	116	122
Total current assets	1,294	1,298
Rental equipment, net	6,186	6,008
Property and equipment, net	445	438
Goodwill	3,243	3,272
Other intangible assets, net	905	1,106
Other long-term assets	10	7
Total assets	$12,083	$12,129
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$607	$618
Accounts payable	271	285
Accrued expenses and other liabilities	355	575
Total current liabilities	1,233	1,478
Long-term debt	7,555	7,344
Deferred taxes	1,765	1,444
Other long-term liabilities	54	65
Total liabilities	10,607	10,331
Temporary equity	—	2
Common stock	1	1
Additional paid-in capital	2,197	2,168
Retained earnings	1,088	503
Treasury stock	(1,560)	(802)
Accumulated other comprehensive loss	(250)	(74)
Total stockholders’ equity	1,476	1,796
Total liabilities and stockholders’ equity	$12,083	$12,129

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Cash Flows From Operating Activities:
Net income	$169	$194	$585	$540
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	318	312	1,244	1,194
Amortization of deferred financing costs and original issue discounts	2	3	10	17
Gain on sales of rental equipment	(63)	(68)	(227)	(229)
Gain on sales of non-rental equipment	(2)	(4)	(8)	(11)
Stock compensation expense, net	12	26	49	74
Merger related costs	—	(2)	(26)	11
Restructuring charge	5	1	6	(1)
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	—	123	80
Excess tax benefits from share-based payment arrangements	52	—	(5)	—
Increase in deferred taxes	242	127	336	261
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	61	(2)	(11)	(101)
Decrease in inventory	8	34	8	11
Increase in prepaid expenses and other assets	(55)	(62)	(38)	(52)
Decrease in accounts payable	(203)	(220)	(8)	(23)
(Decrease) increase in accrued expenses and other liabilities	(108)	(4)	(43)	30
Net cash provided by operating activities	438	335	1,995	1,801
Cash Flows From Investing Activities:
Purchases of rental equipment	(109)	(217)	(1,534)	(1,701)
Purchases of non-rental equipment	(26)	(36)	(102)	(120)
Proceeds from sales of rental equipment	157	156	538	544
Proceeds from sales of non-rental equipment	3	7	17	33
Purchases of other companies, net of cash acquired	—	(4)	(86)	(756)
Purchases of investments	(3)	—	(3)	—
Net cash provided by (used in) investing activities	22	(94)	(1,170)	(2,000)
Cash Flows From Financing Activities:
Proceeds from debt	1,113	1,159	8,566	7,070
Payments of debt	(1,389)	(1,201)	(8,482)	(6,283)
Payment of contingent consideration	—	—	(52)	—
Payments of financing costs	—	—	(27)	(22)
Proceeds from the exercise of common stock options	—	—	1	2
Common stock repurchased	(122)	(214)	(789)	(613)
Cash received in connection with the 4 percent Convertible Senior Notes and related hedge, net	3	11	3	42
Excess tax benefits from share-based payment arrangements	(52)	—	5	—
Net cash (used in) provided by financing activities	(447)	(245)	(775)	196
Effect of foreign exchange rates	(5)	(6)	(29)	(14)
Net increase (decrease) in cash and cash equivalents	8	(10)	21	(17)
Cash and cash equivalents at beginning of period	171	168	158	175
Cash and cash equivalents at end of period	$179	$158	$179	$158
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$5	$40	$60	$100
Cash paid for interest	143	142	447	457

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2015	2014	Change	2015	2014	Change
General Rentals
Reportable segment equipment rentals revenue	$1,097	$1,143	(4.0)%	$4,241	$4,222	0.5%
Reportable segment equipment rentals gross profit	480	524	(8.4)%	1,819	1,790	1.6%
Reportable segment equipment rentals gross margin	43.8%	45.8%	(2.0pp)	42.9%	42.4%	0.5pp
Trench, Power and Pump
Reportable segment equipment rentals revenue	$181	$177	2.3%	$708	$597	18.6%
Reportable segment equipment rentals gross profit	79	87	(9.2)%	328	302	8.6%
Reportable segment equipment rentals gross margin	43.6%	49.2%	(5.6pp)	46.3%	50.6%	(4.3pp)
Total United Rentals
Total equipment rentals revenue	$1,278	$1,320	(3.2)%	$4,949	$4,819	2.7%
Total equipment rentals gross profit	559	611	(8.5)%	2,147	2,092	2.6%
Total equipment rentals gross margin	43.7%	46.3%	(2.6pp)	43.4%	43.4%	0.0pp

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Numerator:
Net income available to common stockholders	$169	$194	$585	$540
Denominator:
Denominator for basic earnings per share—weighted-average common shares	92.7	99.2	95.2	97.5
Effect of dilutive securities:
Employee stock options	0.3	0.4	0.3	0.4
4 percent Convertible Senior Notes	0.3	2.7	0.7	6.4
Restricted stock units	0.3	0.8	0.2	0.7
Denominator for diluted earnings per share—adjusted weighted-average common shares	93.6	103.1	96.4	105.0
Diluted earnings per share	$1.81	$1.88	$6.07	$5.15

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on rental depreciation related to acquired RSC fleet and property and equipment, impact of the fair value mark-up of acquired RSC fleet, impact on interest expense related to fair value adjustment of acquired RSC indebtedness, restructuring charge and loss on repurchase/redemption of debt securities and amendment of ABL facility. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Earnings per share - GAAP, as reported	$1.81	$1.88	$6.07	$5.15
After-tax impact of:
Merger related costs (1)	—	(0.02)	(0.17)	0.06
Merger related intangible asset amortization (2)	0.28	0.30	1.15	1.10
Impact on depreciation related to acquired RSC fleet and property and equipment (3)	—	(0.01)	(0.02)	(0.03)
Impact of the fair value mark-up of acquired RSC fleet (4)	0.07	0.05	0.19	0.21
Impact on interest expense related to fair value adjustment of acquired RSC indebtedness (5)	—	(0.01)	(0.02)	(0.03)
Restructuring charge (6)	0.03	—	0.04	(0.01)
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	—	0.78	0.46
Earnings per share - adjusted	$2.19	$2.19	$8.02	$6.91

(1)
Primarily reflects transaction costs associated with the April 2014 National Pump acquisition. The income for the year ended December 31, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Reflects the amortization of the intangible assets acquired in the RSC and National Pump acquisitions.

(3)	Reflects the impact of extending the useful lives of equipment acquired in the RSC acquisition, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

(5)	Reflects a reduction of interest expense associated with the fair value mark-up of debt acquired in the RSC acquisition.

(6)	Reflects severance costs and branch closure charges associated with our closed restructuring programs and our current restructuring program.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired RSC fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income	$169	$194	$585	$540
Provision for income taxes	123	117	378	310
Interest expense, net	107	119	567	555
Depreciation of rental equipment	252	239	976	921
Non-rental depreciation and amortization	66	73	268	273
EBITDA (A)	$717	$742	$2,774	$2,599
Merger related costs (1)	—	(2)	(26)	11
Restructuring charge (2)	5	1	6	(1)
Stock compensation expense, net (3)	12	26	49	74
Impact of the fair value mark-up of acquired RSC fleet (4)	10	8	29	35
Adjusted EBITDA (B)	$744	$775	$2,832	$2,718

(A) Our EBITDA margin was 47.1% and 47.4% for the three months ended December 31, 2015 and 2014, respectively, and 47.7% and 45.7% for the year ended December 31, 2015 and 2014, respectively.
(B) Our adjusted EBITDA margin was 48.9% and 49.6% for the three months ended December 31, 2015 and 2014, respectively, and 48.7% and 47.8% for the year ended December 31, 2015 and 2014, respectively.

(1)
Primarily reflects transaction costs associated with the April 2014 National Pump acquisition. The income for the year ended December 31, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Reflects severance costs and branch closure charges associated with our closed restructuring programs and our current restructuring program.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

UNITED RENTALS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES
TO EBITDA AND ADJUSTED EBITDA
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net cash provided by operating activities	$438	$335	$1,995	$1,801
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(2)	(3)	(10)	(17)
Gain on sales of rental equipment	63	68	227	229
Gain on sales of non-rental equipment	2	4	8	11
Merger related costs (1)	—	2	26	(11)
Restructuring charge (2)	(5)	(1)	(6)	1
Stock compensation expense, net (3)	(12)	(26)	(49)	(74)
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	—	(123)	(80)
Excess tax benefits from share-based payment arrangements	(52)	—	5	—
Changes in assets and liabilities	137	181	194	182
Cash paid for interest	143	142	447	457
Cash paid for income taxes, net	5	40	60	100
EBITDA	$717	$742	$2,774	$2,599
Add back:
Merger related costs (1)	—	(2)	(26)	11
Restructuring charge (2)	5	1	6	(1)
Stock compensation expense, net (3)	12	26	49	74
Impact of the fair value mark-up of acquired RSC fleet (4)	10	8	29	35
Adjusted EBITDA	$744	$775	$2,832	$2,718

(1)
Primarily reflects transaction costs associated with the April 2014 National Pump acquisition. The income for the year ended December 31, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Reflects severance costs and branch closure charges associated with our closed restructuring programs and our current restructuring program.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define free cash flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment, and excess tax benefits from share-based payment arrangements. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net cash provided by operating activities	$438	$335	$1,995	$1,801
Purchases of rental equipment	(109)	(217)	(1,534)	(1,701)
Purchases of non-rental equipment	(26)	(36)	(102)	(120)
Proceeds from sales of rental equipment	157	156	538	544
Proceeds from sales of non-rental equipment	3	7	17	33
Excess tax benefits from share-based payment arrangements (1)	(52)	—	5	—
Free cash flow	$411	$245	$919	$557

(1)
The excess tax benefits from share-based payment arrangements result from stock-based compensation windfall deductions in excess of the amounts reported for financial reporting purposes, and are reported as financing cash flows. We added the excess tax benefits back to our calculation of free cash flow to generally classify cash flows from income taxes as operating cash flows. However, these excess tax benefits did not impact free cash flow for the three months or year ended December 31, 2015, as they do not result in increased cash flows until the associated income taxes are settled. During the three months ended December 31, 2015, a portion of the previously recognized excess tax benefits from share-based payment arrangements was reversed due to the impact on taxable income of a bonus tax depreciation bill that passed during the three months ended December 31, 2015.